As filed with the Securities and Exchange Commission on January 26, 2015

Registration Nos. 333-190012, 333-158332, 333-144370, 333-144309

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-190012

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-158332

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-144370

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-144309

UNDER

THE SECURITIES ACT OF 1933

Covidien public limited company

(Exact Name of Registrant as specified in its charter)

Ireland	98-0624794
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 On Hatch, Lower Hatch Street

Dublin 2, Ireland

(Address of Registrant’s Principal Executive Offices)

Covidien Stock and Incentive Plan (as amended and restated)

Separation and Distribution Agreement Equity Awards

United States and International Employees Share Purchase Programs

(Full Title of the Plan)

Keyna P. Skeffington, Esq.

Covidien plc

c/o Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, Minnesota 55432

(763) 514-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Pamela L. Marcogliese, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 of Covidien public limited company (the “Company”) (the “Registration Statements”) and is being filed to deregister all securities of the Company that had been registered for issuance on the Registration Statements that remain unsold under such Registration Statements:

File No. 333-190012 as filed with the Commission on July 18, 2013, pertaining to the registration of 45,000,000 shares of common stock of the Company (“Common Stock”) issuable under the Covidien Stock and Incentive Plan (as amended and restated).

File No. 333-158332 as filed with the Commission on March 31, 2009, and subsequently amended on June 5, 2009, pertaining to the registration of 24,002,521 shares of common stock of the Company (“Common Stock”) issuable under the Covidien 2007 Stock and Incentive Plan (as amended and restated).

File No. 333-144370 as filed with the Commission on July 6, 2007, and subsequently amended on June 5, 2009, pertaining to the registration of 27,882,100 shares of common stock of the Company (“Common Stock”) issuable under the Separation and Distribution Agreement Equity Awards.

File No. 333-144309 as filed with the Commission on July 3, 2007, and subsequently amended on June 5, 2009, pertaining to the registration of 24,843,452 shares of common stock of the Company (“Common Stock”) issuable under the Covidien 2007 Stock and Incentive Plan (as amended and restated) and 6,000,000 shares of common stock of the Company (“Common Stock”) issuable under the United States and International Employees Stock Purchase Programs.

On January 26, 2015, pursuant to the Transaction Agreement, dated as of June 15, 2014, among CPLC, Medtronic, Inc., a Minnesota corporation (“Medtronic”), Medtronic plc, a public limited company incorporated under the laws of Ireland (formerly known as Medtronic Limited, Medtronic Holdings Limited and Kalani I Limited) (“New Medtronic”), Makani II Limited, a private limited company incorporated in Ireland (“IrSub”), Aviation Acquisition Co., Inc., a Minnesota corporation (“U.S. AcquisitionCo”) and Aviation Merger Sub, LLC, a Minnesota limited liability company (“MergerSub”): (a) New Medtronic and IrSub acquired the Company pursuant to a scheme of arrangement under Section 201, involving a cancellation of the issued share capital of the Company under Section 72 and 74, of the Irish Companies Act of 1963 and (b) MergerSub merged with and into Medtronic, with Medtronic continuing as the surviving corporation in the merger ((a) and (b) collectively, the “Acquisition”).

As a result of the Acquisition, the Company became a wholly-owned subsidiary of New Medtronic, and the Company terminated all offers and sales of their securities registered for issuance on the Registration Statements that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on January 26, 2015.

Covidien plc
(registrant)

By:		/s/ Gary L. Ellis
	Name:	Gary L. Ellis
	Title:	President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Bradley E. Lerman, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on January 26, 2015.

Signature	Title

/s/ Gary L. Ellis	President and Chief Financial Officer
Gary L. Ellis	(principal executive and financial officer)

/s/ Jacinta Lambert	Vice President – Finance (principal
Jacinta Lambert	accounting officer), Director

/s/ Philip J. Albert	Director
Philip J. Albert

/s/ Gerard Kilcommins	Director
Gerard Kilcommins

/s/ Keyna P. Skeffington	Director and Authorized Representative in
Keyna P. Skeffington	the United States